Exhibit 99

Sypris Reports Second Quarter Results

Aerospace and Defense Revenue Increased 20%

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 18, 2009--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its second quarter ended July 5, 2009.

Q2 HIGHLIGHTS

  Sequential results reflect a 75% increase in gross profit on stable revenue.
  Electronics Group gross profit increased 51%; gross margin increased to 20.5% versus 14.8% for prior year.
  Aerospace & Defense revenue increased 20%; gross profit increased 158%; gross margin increased to 18.7% compared to 8.7% for 2Q08.
  Industrial Group loss at gross profit improved 40% sequentially.
  Net cash provided by operating activities totaled $6.0 million.
  Increasing quotation activity during the quarter – New business awarded with Daimler AG, Dana, Northrop Grumman, Raytheon, Teledyne and others.

In the second quarter, the Company posted sales of $82.1 million for the second quarter compared to $110.4 million for the prior year period. The Company reported a loss of $6.8 million, or $0.37 per share, for the second quarter compared to a loss of $0.9 million, or $0.05 per share, for the prior year period. The loss for the quarter ended July 5, 2009 included $1.7 million, or $0.09 per share, of charges associated with the implementation of the Company’s previously announced restructuring program.

For the six months ended July 5, 2009, the Company reported revenue of $163.8 million compared to $216.6 million for the prior year period and a net loss of $18.1 million, or $0.98 per share, compared to a net loss of $0.6 million, or $0.03 per share, for the same period in 2008. The loss for the six-month period ended July 5, 2009 included $3.7 million, or $0.20 per share, of charges associated with the restructuring program.

“The results for the quarter, when viewed on a sequential basis, reflect a 75% increase in gross profit on stable revenue, with gross margins expanding to 9.3% of revenue during the period from 5.3% for the first quarter of 2009,” said Jeffrey T. Gill, president and chief executive officer. “This important improvement in operating performance reflects a fundamental reduction in the Company’s cost structure and the results of hard work and dedication from our organization during these challenging times.

“Much work remains in order for the Company to achieve lasting success, but each of our business segments continued to make real progress. Revenue for our Aerospace & Defense segment increased 20% during the quarter, while its gross profit jumped 158%, reflecting an expansion of gross margins to just under 19% of revenue compared to less than 9% for the second quarter of 2008. The strong Aerospace & Defense performance drove revenue for our Electronics Group to 55% of total portfolio revenue, up from 37% for the prior year period.

“Our Industrial Group showed important signs of stabilizing during the quarter, with revenue declining less than 2% on a sequential basis, while losses reported at the gross profit line were reduced by 40% when compared to the first quarter of this year. And while year over year financial results remain highly depressed for this important Group, the rate of change reflected in the sequential results might suggest that the transportation markets served by this Group are near their cyclical low.

“Our Test & Measurement segment continued to perform well, but suffered its first comparable period decline in revenue in several years, driven in part by a reduction in component testing services for the commercial airline industry. Additional actions have been taken to protect this segment’s profitability going forward. Quotation activity remains brisk, and it is our sense that the softness experienced in the top line during the quarter will begin to reverse over the next several quarters.

“The opportunities for new business continued to accelerate, with new awards received in our Industrial Group from Dana and Axle Alliance, a subsidiary of Daimler AG, and in our Test & Measurement segment, which entered into new contracts with Raytheon, Teradyne, Teledyne, Northrop Grumman and others as companies turned to proven single source solutions.”

The Electronics Group

Revenue for our Electronics Group increased 9.5% to $45.2 million in the second quarter compared to $41.3 million in the prior year period. Gross profit for the quarter increased 51.0% to $9.2 million compared to $6.1 million for the same period in 2008, while gross margins expanded to 20.5% from 14.8% for the prior year period.

Revenue for the Aerospace & Defense segment increased 20.1% to $32.4 million in the second quarter compared to $27.0 million for the prior year period, primarily as a result of shipments of new electronic circuit card assemblies for the Bradley Combat System. Gross profit for the Aerospace & Defense segment increased 158.0% to $6.1 million compared to $2.4 million for the prior year period primarily as a result of the redesign of a secured communication product, increased volumes and improved productivity, while gross margins increased to 18.7% from 8.7% for the prior year period.

Revenue for the Test & Measurement segment decreased 10.7% to $12.7 million compared to $14.2 million for the prior year period as a result of a decline in component screening sales related to softness within the commercial aviation business. Gross profit for the Test & Measurement segment decreased 15.8% to $3.2 million from $3.8 million in the prior year period due to lower sales volumes partially offset by cost containment activities. Gross margins were 24.9% compared to 26.5% for the prior year period.

The Industrial Group

Revenue for our Industrial Group was $36.9 million in the second quarter compared to $69.1 million for the prior year period as a result of the forecasted decline in the commercial vehicle and trailer markets. Gross profit for the quarter decreased to a loss of $1.6 million from profit of $5.3 million for the same period in 2008, primarily as a result of significantly lower volumes partially offset by aggressive cost containment activities. On a sequential basis, revenue declined 1.5% from $37.5 million in the first quarter, while the loss at gross profit for the second quarter improved 39.7% from the loss of $2.7 million reported for the first quarter, reflecting the initial positive impact of the Company’s restructuring efforts.

Outlook

Mr. Gill added, “Looking forward, the outlook for the balance of the year remains unchanged. The outlook for our Electronics Group is positive, with this segment of our business expected to benefit from further gross margin expansion as we move throughout the balance of the year as a result of process improvements, increased productivity and lower costs.

“The outlook for our Industrial Group remains quite challenging, with forecasts for the production of Class 5-8 commercial vehicles remaining uncertain at best. Our sense is that the market may have reached its cyclical low in February, but that inventory balancing and continued economic uncertainty will continue to hold down production at or near current levels for the foreseeable future.

“It is important to note that we have already begun to realize the benefits of the restructuring program in the first quarter of this year and expect the recent closure of our production facility in Kenton, Ohio and the relocation of this work to our operation in Morganton, North Carolina to contribute to results in the near term. Furthermore, we have accelerated the previously announced closing of our Marion, Ohio facility, with expectations that this project will now be completed in the very near term instead of by year-end. The accelerated completion of both of these initiatives is expected to result in a material reduction in our fixed and variable expenses going forward.

“As expected, the Company generated positive free cash flow during the second quarter due to improvements in gross profit and increased working capital efficiency. We expect free cash flow, before restructuring expense, to remain relatively neutral for the balance of 2009, assuming the absence of a need to invest in working capital sooner than expected. With the early completion of our restructuring activities, we expect the expenses associated with these actions to decline materially beginning in the third quarter of this year.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: the effects of a continuing economic downturn which could reduce our revenues, negatively impact our customers or suppliers and materially, adversely affect our financial results; our ability to liquidate our equity interests in Dana Holding Corporation at satisfactory valuation levels; potential impairments, non-recoverability or write-offs of goodwill, assets or deferred costs, including deferred tax assets in the U.S. or Mexico; fees, costs or other dilutive effects of refinancing, compliance with covenants in, or acceleration of, our loan and other debt agreements; unexpected or increased costs, time delays and inefficiencies of restructuring our manufacturing capacity; breakdowns, relocations or major repairs of machinery and equipment; our inability to successfully launch new or next generation programs; the cost, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, financial conditions, market shares, product requirements or scheduling demands; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; failure to adequately insure or to identify environmental or other insurable risks; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; changes in government or other customer programs; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; the costs and supply of debt, equity capital, or insurance (including the possibility that our common stock could cease to qualify for listing on the NASDAQ Stock Market due to a sustained decline in prices per share, or other regulatory compliance including, shareholder approval requirements, or that any reverse stock split or other restructuring of our debt or equity financing could be accompanied by the deregistration of our common stock or other “going private” transactions); changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; the costs of compliance with our auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, lessor, landlord, creditor, stockholder, product liability or environmental claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included throughout this press release, the company has provided information regarding free cash flow, free cash flow before restructuring expense and EBITDAR, which are non-GAAP financial measures.

Free cash flow is defined as cash provided by operating activities less capital expenditures. Free cash flow before restructuring expense is defined as free cash flow excluding nonrecurring expense, net. EBITDAR is defined as earnings before interest, taxes, depreciation and amortization, impairment of goodwill and nonrecurring expenses.

Management believes EBITDAR is a meaningful measure of performance as it is commonly utilized by management, investors and financial institutions to analyze operating performance and entity valuation. Free cash flow and free cash flow before restructuring expense are useful in analyzing the company’s ability to service and repay its debt. Further, management uses these non-GAAP measures in planning and forecasting for future periods.

These non-GAAP measures should not be considered a substitute for our reported results prepared in accordance with GAAP. EBITDAR should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow and free cash flow before restructuring expense should not be considered substitutes for cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt or cash received from the divestitures or businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses.

Reconciliation of Three and Six Months Ended Free Cash Flow (in thousands)

	Three Months Ended		Six Months Ended
	July 5,	June 29,	July 5,	June 29,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Consolidated Cash Flow Statement:

Cash flows from operating activities:
Net cash provided by (used in) operating activities	$5,980	$(9,345)	$(1,914)	$9,242

Cash flows from investing activities:
Capital expenditures	-1,545	-3,821	-3,418	-7,040
Proceeds from sale of assets 56	181	82	181
Changes in nonoperating assets and liabilities	54	309	-196	-162

Net cash used in investing activities	-1,435	-3,331	-3,140	-7,021

Cash flows from financing activities:
Net change in debt under revolving credit facility	500	8,000	2,500	-2,000
Debt modification costs	—	—	-652	—
Cash dividends paid	—	-581	-386	-1,153

Net cash provided by (used in) financing activities	500	7,419	1,462	-3,153

Net increase (decrease) in cash and cash equivalents	5,045	-5,257	-3,592	-932

Cash and cash equivalents at beginning of period	5,080	18,947	13,717	14,622

Cash and cash equivalents at end of period	$10,125	$13,690	$10,125	$13,690

Free Cash Flow Before Restructuring Expense:

Net cash provided by (used in) operating activities	$5,980	$(9,345)	$(1,914)	$9,242
Capital expenditures	-1,545	-3,821	-3,418	-7,040

Free cash flow	$4,435	$(13,166)	$(5,332)	$2,202

Nonrecurring expense, net	1,732	—	3,713	—

Free cash flow before restructuring expense	$6,167	$(13,166)	$(1,819)	$2,202

Reconciliation of Three and Six Months Ended EBITDAR (in thousands)

	Three Months Ended		Six Months Ended
	July 5,	June 29,	July 5,	June 29,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

EBITDAR	$2,376	$6,243	($343)	$14,714

Income tax (expense) benefit	-320	136	-795	-27
Interest expense, net	-2,303	-1,023	-3,572	-1,975
Depreciation and amortization	-4,799	-6,291	-9,700	-13,262
Nonrecurring expense, net	-1,732	—	-3,713	—

Net loss	($6,778)	($935)	($18,123)	($550)

SYPRIS SOLUTIONS, INC. Financial Highlights (In thousands, except per share amounts)

	Three Months Ended

	July 5, 2009	June 29, 2008
	(Unaudited)

Revenue	$82,096	$110,350

Net loss	$(6,778)	$(935)

Loss per common share:
Basic	$(0.37)	$(0.05)
Diluted	$(0.37)	$(0.05)

Weighted average shares outstanding:
Basic	18,478	18,351
Diluted	18,478	18,351

	Six Months Ended

	July 5, 2009	June 29, 2008
	(Unaudited)

Revenue	$163,787	$216,612

Net loss	$(18,123)	$(550)

Loss per common share:
Basic	$(0.98)	$(0.03)
Diluted	$(0.98)	$(0.03)

Weighted average shares outstanding:
Basic	18,456	18,347
Diluted	18,456	18,347

Sypris Solutions, Inc. Consolidated Statements of Operations (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	July 5,	June 29,	July 5,	June 29,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net revenue:
Industrial Group	$36,941	$69,100	$74,439	$138,915
Aerospace & Defense	32,437	27,011	62,648	50,435
Test & Measurement	12,718	14,239	26,700	27,262
Electronics Group	45,155	41,250	89,348	77,697

Total net revenue	82,096	110,350	163,787	216,612

Cost of sales:
Industrial Group	38,571	63,767	78,771	126,753
Aerospace & Defense	26,364	24,657	53,319	45,182
Test & Measurement	9,546	10,472	19,727	20,157
Electronics Group	35,910	35,129	73,046	65,339

Total cost of sales	74,481	98,896	151,817	192,092

Gross profit (loss):
Industrial Group	(1,630)	5,333	(4,332)	12,162
Aerospace & Defense	6,073	2,354	9,329	5,253
Test & Measurement	3,172	3,767	6,973	7,105
Electronics Group	9,245	6,121	16,302	12,358

Total gross profit	7,615	11,454	11,970	24,520

Selling, general and administrative	9,362	11,279	19,834	21,771
Research and development	1,032	1,089	2,200	2,084
Amortization of intangible assets	28	58	56	129
Nonrecurring expense, net	1,732	—	3,713	—

Operating (loss) income	(4,539)	(972)	(13,833)	536

Interest expense, net	2,303	1,023	3,572	1,975
Other income, net	(384)	(924)	(77)	(916)

Loss before income taxes	(6,458)	(1,071)	(17,328)	(523)

Income tax expense (benefit)	320	(136)	795	27

Net loss	$(6,778)	$(935)	$(18,123)	$(550)

Loss per common share:
Basic	$(0.37)	$(0.05)	$(0.98)	$(0.03)
Diluted	$(0.37)	$(0.05)	$(0.98)	$(0.03)

Dividends declared per common share	$-	$0.03	$-	$0.06

Weighted average shares outstanding:
Basic	18,478	18,351	18,456	18,347
Diluted	18,478	18,351	18,456	18,347

Sypris Solutions, Inc. Consolidated Balance Sheets (in thousands, except for share data)

	July 5,	December 31,
	2009	2008
	(Unaudited)	(Note)
ASSETS

Current assets:
Cash and cash equivalents	$10,125	$13,717
Restricted cash	263	464
Accounts receivable, net	45,394	44,695
Inventory, net	35,838	48,394
Other current assets	10,151	12,009

Total current assets	101,771	119,279

Investment in marketable securities	5,239	2,769
Property, plant and equipment, net	98,051	105,219
Goodwill	13,837	13,837
Other assets	11,312	12,101

Total assets	$230,210	$253,205

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$39,955	$44,645
Accrued liabilities	24,169	28,433
Notes payable	75,500	—

Total current liabilities	139,624	73,078

Long-term debt	—	73,000
Other liabilities	45,110	47,142

Total liabilities	184,734	193,220

Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,019,347 shares issued and 19,501,708 outstanding in 2009 and 19,496,620 shares issued and 19,296,003 outstanding in 2008	200	195
Additional paid-in capital	147,042	146,741
Retained deficit	(85,251)	(67,205)
Accumulated other comprehensive loss	(16,510)	(19,744)
Treasury stock, 517,639 and 200,617 shares in 2009 and 2008, respectively	(5)	(2)

Total stockholders’ equity	45,476	59,985

Total liabilities and stockholders’ equity	$230,210	$253,205

Note: The balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc. Consolidated Cash Flow Statements (in thousands)

	Six Months Ended
	July 5,	June 29,
	2009	2008
	(Unaudited)
Cash flows from operating activities:
Net loss	$(18,123)	$(550)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	9,700	13,262
Noncash compensation expense	398	736
Other noncash items	510	(4,720)
Changes in operating assets and liabilities:
Accounts receivable	(684)	(2,502)
Inventory	11,209	1,275
Other current assets	1,819	4,623
Accounts payable	(4,597)	8,641
Accrued liabilities	(2,146)	(11,523)

Net cash (used in) provided by operating activities	(1,914)	9,242

Cash flows from investing activities:
Capital expenditures	(3,418)	(7,040)
Proceeds from sale of assets	82	181
Changes in nonoperating assets and liabilities	196	(162)

Net cash used in investing activities	(3,140)	(7,021)

Cash flows from financing activities:
Net change in debt under revolving credit agreements	2,500	(2,000)
Debt modification costs	(652)	—
Cash dividends paid	(386)	(1,153)

Net cash provided by (used in) financing activities	1,462	(3,153)

Net decrease in cash and cash equivalents	(3,592)	(932)

Cash and cash equivalents at beginning of period	13,717	14,622

Cash and cash equivalents at end of period	$10,125	$13,690

CONTACT:
Sypris Solutions, Inc.
Brian A. Lutes, 502-329-2000
Chief Financial Officer